Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tremor Media, Inc. 2006 Stock Incentive Plan, as amended, ScanScout, Inc. 2006 Stock Plan, as amended, Tremor Video, Inc. 2008 Stock Plan, as amended, ScanScout, Inc. 2009 Equity Incentive Plan, as amended, and Tremor Video, Inc. 2013 Equity Incentive Plan, of our report dated April 3, 2013, except for Note 17, as to which the date is June 13, 2013, with respect to the consolidated financial statements of Tremor Video, Inc. included in its Prospectus filed with the Securities and Exchange Commission on June 27, 2013 relating to Tremor Video, Inc.’s Registration Statement, as amended  (Form S-1 No. 333-188813).

/s/ Ernst & Young LLP

New York, NY

June 25, 2013